Exhibit 10.33

DATED the        day of         2012

Tetricus Limited

and

GW Pharma Limited

TENANCY AGREEMENT

of

Rooms 12a, 12b, 12c, 15, 17, 31, 38a, 38b, 50 and UKI in Building 114
Porton Down Science Park, Porton Down
Wiltshire

THIS AGREEMENT is made the 19th day of November 2012

PARTICULARS

The Tenant:	GW Pharma Ltd

The Guarantor:

The Property:	Rooms 12a, 12b, 12c, 15, 17, 31, 38a, 38b, 50 and UK1 in Building 114, Porton Down Science Park, Porton Down, Wiltshire

The Landlord’s Property:	The land demised to the Landlord by the Superior Lease or such greater or lesser area on the Estate as is from time to time managed by the Landlord

The Estate:	The Superior Landlord’s Estate known as Porton Down Science Park DSTL Porton Down Wiltshire

Term Commencement Date:	1st August 2012

Term:	One year

Rent:	£52,815.14 per annum payable monthly in advance, exclusive of VAT

First Payment:	£ 4,401.26 in respect of the period from 1st August 2012 to 31st August 2012

First Rent Payment Date:	1st August 2012 or the date of this Agreement

Notice Period:	Six months

Permitted Use:	Offices associated with research and development

We hereby agree to be bound by the terms of this tenancy agreement as set out in the above particulars and terms and conditions following

Signed by/on behalf of the Landlord	/s/ [ILLEGIBLE]	(duly authorized)

Signed by/on behalf of the Tenant	/s/ Adam George
(in person/duly authorised director if a company)

Signed by/on behalf of the Guarantor
(in person/duly authorised director if a company)

TERMS AND CONDITIONS

AN AGREEMENT made on the date specified in the Particulars between (1) Tetricus Limited (“the Landlord”) (2) the Tenant defined in the Particulars and (3) the Guarantor (if any) defined in the Particulars

WHEREBY IT IS AGREED as follows:

In this Agreement

1.                                      Definitions and Interpretation

1.1                               “the Building” means Building 114 forming part of the Landlord’s Property

1.2                               “the Conduits” means channels drains and watercourses pipes cables and other service media

1.3                               “domestic” means such quantities consumed or used by comparable properties on the Estate

1.4                               “Notifiable Event” means the spilling or deposit on the Property, the Landlord’s Property or the Estate of any noxious substance in a quantity which would cause damage to or pollution of the environment or harm to human health comfort or safety

1.5                               “Outgoings” means rates, taxes, duties, charges, assessments, impositions and outgoings whether parliamentary, parochial, local or of any other description and whether of the nature of capital or revenue and even though of a wholly novel character save for any such outgoing payable in respect of any dealing or deemed dealing with any reversionary interest in the Property

1.6                               “the Particulars” means the particulars appearing under the heading “Particulars” which are included in and form part of this Agreement and the meanings of words and expressions used in the Particulars shall be the meanings for the purposes of the Agreement; and

1.7                               “the Planning Acts” means the Town and Country Planning Act 1990 and the other enactments defined as the “Planning Acts” in Section 336 of the Town and Country Planning Act 1990 and every other enactment relating to the use development and occupation of land and buildings for the time being in force

1.8                               “the Property” means the Property described in Part 1 of the First Schedule and each and every part of it

1.9                               “the Superior Landlord” means the person entitled from time to time to the reversion immediately expectant upon the termination of the Superior Lease

1.10                        “the Superior Lease” means the lease of the Landlord’s Property dated 23rd December 2004 and made between the Secretary of State for Defence (1) and Tetricus Limited (2)

1.11                        Any reference express or implied to an enactment includes any statutory modification or re-enactment of it and any subordinate legislation made under that enactment and any consents, licences and permissions given under that enactment or subordinate legislation, in any such case whether made before or after the date of this Agreement

2.                                      Lease

THE Landlord agrees to let and the Tenant agrees to take the Property on and from the Term Commencement Date for the Term and paying the Rent the First Payment to be made on the First Rent Payment Date and subsequent payments to be made at the times stated in the Particulars and by way of banker’s order if the Landlord so requires

3.                                      Services and Utilities

The Landlord agrees that unless prevented by circumstances outside the control of the Landlord the Landlord will use reasonable endeavours to procure that the following services are provided to the Property;

3.1                               At no additional charge:

(a)                                 heat, electricity and domestic quantities of drinking water and domestic sewerage disposal

(b)                                 car parking

(c)                                  Estate security and visitors reception: and

(d)                                 grounds maintenance of the Estate

(e)                                  emergency cover by the Estate Fire Service

(f)                                   mail and messenger services for deliveries only

(g)                                  removal of domestic waste

(h)                                 maintenance of Estate infrastructure including without limitation:

(i)                                     the roads and tracks

(ii)                                  car parking areas

(iii)                               conduits necessary for the supply of heating, water, electricity and drainage services to the Property on the Estate over which the Tenant is granted rights pursuant to this Agreement

3.2                               Access to other Estate facilities at the discretion of the Landlord and the Superior Landlord on a request basis by the Tenant subject to availability and to separate payment by the Tenant according to use

3.3                               If meters are installed for the measurement of the amount of electricity consumed in the Building the Landlord shall provide the Tenant with reasonable prior written notice of this and this clause 3 shall be modified in respect of the supply of electricity to the Property so that:

(a)                                 The Landlord will calculate the monthly cost of electricity consumed at the Property by reference to the following formula where:

C = (M/T x 2,941.65)

Where C = Monthly Costs of electricity consumed at the Property

M = Monthly metered charge for electricity supplied to the Building

T = Total tenanted area in the Building in square feet

2,941.65 = Area of the Property in square feet

(b)                                 The Tenant will pay to the Landlord on demand the sum by which “C” exceeds the sum of four hundred and ninety six pounds and eighty five (£490.28):

3.4                               The Landlord shall have no responsibility for any diminution in pressure quantity or quality interruption or cessation of supplies of heating and electricity drinking water or domestic sewerage disposal

4.                                      Break Clause

4.1                               If a Notice Period is stated in the Particulars this Agreement may be determined by written notice of not less than the Notice Period served by either party on the other party in accordance with clause 8.4 below and expiring on or after the time specified in such notice

4.2                               This Agreement shall terminate automatically immediately prior to the grant of any new tenancy of or including the Property to the Tenant

4.3                               If the Landlord receives written notice at any time of the desire of Superior Landlord to determine the Superior Lease and to resume possession of the Property by the giving of a certificate pursuant to Section 58(1) of the Landlord and Tenant Act 1954

that for reasons of national security it is necessary that the use or occupation of the Property should be discontinued or changed then the Landlord shall provide a copy of the Superior Landlord’s notice and of such certificate to the Tenant as soon as reasonably practicable following receipt and this Agreement shall determine on the date specified in the Superior Landlord’s notice but without prejudice to any right or remedy which either party may have in respect of any antecedent breach of any of the covenants or conditions contained in this Agreement.

5.                                      Tenant’s Covenants

THE Tenant agrees with the Landlord as follows:

5.1                               To pay the Rent on the days and in the manner set out in the Particulars without deduction or legal or equitable set off

5.2                               To pay interest at the rate of 4% above the base rate from time to time of National Westminster Bank Plc (or such other member of the committee of London Clearing Banks as the Landlord may from time to time nominate) in respect of any Rent or other sum due under this Agreement which remains unpaid for seven days from the due date in respect of the period from the due date until the date on which the same is paid

5.3                               To:

(a)                                 pay all present and future Outgoings assessed, charged or imposed on, or payable in respect of the Property or assessed, charged or imposed on, or payable by the owner or occupier of the Property;

(b)                                 pay the proportion properly attributable to the Property (which shall be conclusively determined by the Landlord) of all Outgoings assessed, charged or imposed on, or payable in respect of the Property and other properties or assessed, charged or imposed on, or payable by the owner or occupier of the Property and other properties;

(c)                                  pay all charges for telecommunications in respect of the Property (including equipment rents and line rental standing charges); and

(d)                                 if the Landlord loses rating relief because it has been allowed to the Tenant or any person deriving title under the Tenant during the Term, make good that loss to the Landlord.

5.4                               To keep the Property clean and in good and tenantable repair and working order and decorative condition (fair wear and tear excepted) and to keep any vacant land comprised within the Property free from weeds and rubbish and in a neat and tidy condition and if landscaped or planted or used as a garden or ornamental grounds at the date of this Agreement to keep the same in a good state of cultivation and fertility

5.5                               To keep all plant apparatus and machinery in the Property properly maintained and in good working order and for that purpose to enter into contracts with reputable contractors for the regular periodic inspection and maintenance of them and to ensure that all plant apparatus and machinery is properly operated and to produce evidence of the existence of such contracts to the Landlord on demand

5.6                               To remedy to the satisfaction of the Landlord all breaches of covenant notified by the Landlord to the Tenant for which the Tenant is liable under this Agreement as soon as possible and in any event within two months after service of the notice. If the Tenant fails to do so the Landlord may enter the Property and remedy the breach. All costs and expenses incurred by the Landlord shall be paid by the Tenant on demand.

5.7                               Not to affix any wireless or television aerial brackets stays or ancillary wiring on or to the exterior of the Property until written approval has been given by the Landlord and then only in accordance with any conditions he may impose

5.8                               Not to exhibit in or upon the exterior of the Property any advertisement signs posters or name plates whatsoever without the written consent of the Landlord

5.9                               Not to make any alterations in or additions to the Property nor to do any damage to the Property and at the determination of the tenancy to deliver up the Property in clean condition and otherwise in accordance with all of the covenants on the part of the

Tenant contained in this Agreement and having made good to the satisfaction of the Landlord all damage caused by the removal of any tenant’s or trade fixtures

5.10                        Not to assign underlet charge grant any licence in respect of or part with or share occupation or part with the possession of the Property or any part of it

5.11                        Not to do on the Property or any part of it any act or thing which shall or may be or become a nuisance damage or annoyance to the Landlord, the Superior Landlord or the tenants or occupiers of any adjoining or neighbouring property or the neighbourhood

5.12                        Not to bring or keep on the Property or the Estate any livestock or other animals and not to carry out on the Property any experiment or other scientific or medical procedure on livestock or other living animal.

5.13                        Not to use the Property for the holding of public meetings or auction sales or as a residence or sleep at the Property.

5.14                        Not to use the Property for or in connection with pornographic purposes of any kind or the production processing distribution or sale of pornographic material.

5.15                        Not to use the Property for the purpose of any gambling within the meaning of the Gambling Act 2005.

5.16                        Not to use the Property otherwise than for the Permitted Use and to obtain all regulatory and supervisory approvals, licences and consents for the Permitted Use Provided that nothing in this Agreement shall imply or warrant that the Property may be used for or is fit for any particular purpose

5.17                        Not to carry out any development of in or on the Property which would require planning permission under the Planning Acts

5.18                        To give full particulars to the Landlord within seven days of receipt of any notice relating to the Property served on the Tenant by a local planning authority under or by virtue of the Planning Acts and if required by the Landlord to produce the same to him

5.19                        Not to do or omit any act matter or thing in or respecting the Property which shall contravene any of the provisions of the Planning Acts

5.20                        Not to do or omit anything on the Property which would increase the risk of fire and to take all proper precautions to the satisfaction of the Landlord for fire prevention

5.21                        Not to do or omit anything on the Property which may cause any insurance effected by the Landlord or the Superior Landlord on or in respect of the Landlord’s Property or the Estate to become void or voidable or which may increase any premiums payable for such insurance and to comply with the regulations conditions and requirements of any such insurance

5.22                        Not at any time to store on the Property any explosive or petroleum spirit or any other articles of inflammable, offensive, combustible, radio-active, explosive or dangerous nature or in any way significantly increase the risk of fire or explosion or injure by percolation, corrosion or otherwise the Property or the Estate without the written consent of the Landlord and if such consent shall be given to obtain any necessary licences for such storage including those in accordance with the provisions of the Explosive Acts of 1875 and 1923 and to produce the current licences to the Landlord whenever required and to comply with any requirements of the Landlord or the local authority in regard to such storage

5.23                        To take all practicable precautions to ensure that no noxious substances are spilled or deposited on the Property and that contamination of the Property does not occur

5.24                        Within one month after service upon the Tenant of notice of remediation (which shall mean works and the taking of other steps to prevent the entry into or on to any property of or remediation or mitigation of the effects of any substance harmful to humans, the environment or property in accordance with any enactment relating to the environment) to carry out the remediation works (if any) specified in the notice and if the Tenant shall not within one month after service of such notice or (in case of emergency) immediately after service of such notice commence and thereafter proceed diligently with the execution of such remediation works then to permit the Landlord and all persons authorised by it to enter upon the Property and to execute the necessary remediation works the cost of which shall be paid by the Tenant on demand and if not so paid the cost shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action notwithstanding the determination of the Term by whatsoever means

5.25                        Not to deposit on the Property any controlled waste as defined in Section 75 of the Environmental Protection Act 1990 or special waste as defined in the Control of Pollution Act 1990 or special waste as defined in the Control of Pollution (Special Waste) Regulations 1980 or radioactive waste as defined in Section 18 of the Radioactive Substances Act 1960 or any other substance which may produce concentrations or accumulations or noxious gases or noxious liquids which may cause pollution of the environment or harm to human health

5.26                        Within 14 days of the occurrence of a Notifiable Event to inform the Landlord of its occurrence and to permit the Landlord to enter and inspect the Property

5.27                        Not to discharge or allow to be discharged into any pipe or drain serving the Property any oil grease deleterious or other harmful matter or substance which might cause damage to the environment or be or become a source of danger or injury to those pipes or drains or any part of the Estate

5.28                        To indemnify and keep the Landlord indemnified against all actions claims and demands (including without limitation costs incurred under Section 61 of the Environmental Protection Act 1990) in respect of damage to or pollution of the environment or damage to property or harm to human health caused by the Property or any substance on it whether in liquid or solid form or in the form of gas or vapour

5.29                        Not at any time without the written consent of the Landlord (whose decision shall be final) to install or use in or on the Property any electrical equipment which would be likely to overload the electric wiring or cabling and in the event of such consent being given to carry out at the expense of the Tenant any consequential works to the wiring and cabling and take such precautions for the prevention of overloading as the Landlord shall reasonably direct

5.30                        Not to deposit any waste paper shavings or other refuse removed from the Property at any place within the Estate except such place as has been approved for that purpose by the Landlord and not to dispose of any waste oil within the Estate

5.31                        To observe and comply with any byelaws regulations or directions for the time being in force in respect of the Landlord’s Property or the Estate (including those imposed by the Superior Landlord in particular site safety and security regulations) and to use the Tenant’s best endeavours to ensure that all persons coming onto the Property with the consent of or at the invitation of the Tenant comply with the same and also at all times during the Term to conform in all respects with the provisions of and regulations under any general or local enactment which may be applicable to the Property or any part of it and not to do or omit to be done on the Property or any part of it any act thing or omission by which the Landlord or Superior Landlord might become liable to pay any penalty imposed or to bear the whole or any part of any expense incurred by any direction requirement Act or regulation as aforesaid

5.32                        During the last month of the tenancy to allow the Landlord or his agents to permit the Property to be inspected at any time by prospective tenants or purchasers

5.33                        To pay and indemnify the Landlord in respect of all Value Added Tax or similar tax or assessment on all services and supplies to the Tenant and on the rents payable hereunder and on any other payments under the terms hereof including any such tax incurred by the Landlord which the Landlord is unable to reclaim

5.34                        To allow the Landlord and all persons authorised by the Landlord to enter the Property at any reasonable time for the purpose of:

5.34.1                          Ascertaining whether the terms of this Agreement have been complied with; and in particular (but without limitation) for the purpose of ascertaining whether the Tenant has brought into the Property any hazardous equipment materials or other substances

5.34.2                          Inspecting the fire appliances and doing repairs or making alterations either to the Property or to any adjoining property to any apparatus plant equipment fixture and fittings in or under the Property or belonging to the Landlord

5.34.3                          any reasonable purpose connected with the interest of the Landlord in the Property or its disposal or change

5.34.4                          to exercise any of the rights expected and reserved by this Agreement

5.35                                    At the expiration or sooner determination of the Term to yield up the Property:-

5.35.1                          In repair in accordance with the covenants contained in this Agreement; and

5.35.2                          Free from contamination arising as a direct result of the Tenant’s use of the Property by substances particularly harmful to humans, the environment; or the Property. Provided that the Tenant will not be responsible for any such contamination existing at the earlier of the date of this Agreement or the date on which the Tenant first occupied the Property

5.36                                    To pay to the Landlord in addition to any rents or other sums payable under or by virtue of this Agreement the amount of any value added tax (or similar tax whether in substitution for or in addition to it) which shall be chargeable in respect of any supply made by the Landlord to the Tenant under or by virtue of this Lease whether or not the same is chargeable by reference to the amount of such rents or other sums and whether or not as a result of the making of any election and so that amounts under this Clause shall be payable

5.36.1                          If chargeable by reference to rents or other sums at the same times as those rents or other sums are respectively payable

5.36.2                          In any other case on demand in writing from time to time by the Landlord

5.37                        To provide facilities within the curtilage of the Property for the keeping of refuse in Proper receptacles readily accessible for collection

5.37.1                          To pay to the Landlord on an indemnity basis all costs fees expenses and commission (including bailiff’s commission) including VAT and disbursements) incurred by the Landlord of and incidental to or in connection with any of the following:

5.37.1.1                           The preparation and service of any notice under Section 146 of the Law of Property Act 1925 or incurred in or in contemplation of proceedings under Section 146 or 147 of that Act or under the Leasehold Property (Repairs) Act 1938 notwithstanding in any such case that forfeiture may be avoided otherwise than by relief granted by the Court

5.37.1.2                           The preparation service and negotiation of any notice or schedule relating to dilapidations whether the same is served during or after the termination of the Term

5.37.1.3                           The enforcement or of verifying compliance with any of the Tenant’s covenants and conditions contained in this Agreement whether during or after the termination of the Term

5.37.1.4                           Any application for a licence or consent required under this Agreement from the Landlord whether or not such licence or consent is granted

5.37.1.5                           The recovery or attempted recovery of arrears of rent or other sums due from the tenant

5.37.2                          To pay and make good to the Landlord all and every loss and damage whatsoever incurred or sustained by the Landlord as a consequence of any breach or non-observation of the Tenant’s covenants contained in this Agreement and to indemnify the Landlord from and against all actions claims liability costs and expenses thereby arising and in the event of forfeiture of this Agreement to indemnify the Landlord against all losses costs damages and expense incurred by the Landlord consequent upon such forfeiture

5.37.2.1                           Without prejudice to any other right or remedy available to the Landlord to indemnify and keep the Landlord effectually indemnified from and against all expenses proceedings claims damages costs demands loss and any other liabilities as a consequence of or in respect of:

5.37.2.1.1                              Damage to the Property, the Landlord’s Property or any part of the Estate caused by any act default or negligence of the Tenant or the servants agents licences or invitees of the Tenant

5.37.2.1.2                              Any injury to or death or any person damage to any property the infringement disturbance or destruction of any right easement or privilege or otherwise by reason of or arising directly out of the state of repair and condition of the Property (to the extent that the Tenant is responsible therefore under this Agreement) or arising directly or indirectly out of or in connection with the Permitted Use

6.                                      Landlord’s Covenants

The Landlord covenants with the Tenant that the Tenant paying the Rent and any other sum due under this Agreement as rent and performing the Tenant’s covenants contained in this Agreement shall peaceably enjoy the Property during the Term without any interruption or disturbance from or by the Landlord or any person lawfully claiming under or in trust for the Landlord

7.                                      Re-Entry

7.1                               In this Clause a “Forfeiting Event” is any of the following:-

7.1.1                               Any rent is outstanding for twenty-one days after becoming due whether formally demanded or not

7.1.2                               A breach by the Tenant of any of the provisions of this Agreement

7.1.3                               In respect of an individual Tenant:

•                               an application is made for an interim order

•                               a bankruptcy petition is presented

•                               a proposal is made for a voluntary arrangement; or

•                              he enters into a deed of arrangement

7.1.4                               in respect of a company Tenant:-

•                               it goes into liquidation (whether compulsory or voluntary) but not a voluntary winding up for the amalgamation or reconstruction of a solvent company

•                               a receiver manager administrative receiver or provisional liquidator is appointed

•                               a petition is presented for an administration order; or

•                              a proposal is made for voluntary arrangements or a scheme of arrangement; or

7.1.5                               The Tenant has any distress or execution levied on its goods at the Property

7.2                               Whenever a Forfeiting Event exists the Landlord may enter the Property (or any part of it) at any time even if a previous right of re-entry has been waived and then the Term will end but any rights which have accrued for breach of any provision of this Agreement will remain including the breach under which the re-entry is made

8.                                      General

8.1                               Except where otherwise provided by statute the Landlord shall have no liability to the Tenant or its licensees not to any other person for any accident happening or injury suffered in or on the Property or the Landlord’s Property nor shall the Superior Landlord have any liability to the Tenant or his licensees nor to any other person for any acts happening or injury suffered in or on the Estate

8.2                               It shall be lawful for the Landlord or the Superior Landlord or any person claiming under either of them at any time during the Term to build upon or otherwise use the adjoining or any adjacent land of the Landlord or the Superior Landlord in any way as they may think fit whether or not the access of light or air to the Property shall be thereby obstructed interfered with or destroyed

8.3                               Nothing contained in this Agreement shall be construed or be deemed to have effect so as to render any of the provisions of the Planning Acts applicable to the interest of the Superior Landlord in the Property or in any way to restrict or otherwise prejudicially affect any Crown privilege or exemption enjoyed by the Superior Landlord

8.4                               Any notice required to be given under this Agreement shall be in writing and any notice to the Tenant shall be deemed to be sufficiently served if addressed to the Tenant and left at or sent by registered or recorded delivery post to the Property or to other last known address or place of abode or business in England and Wales of the Tenant and any notice to the Landlord shall be deemed to be sufficiently served if forwarded by registered or recorded delivery post to:

The General Manager

Tetricus

Room 26

Building 227

Porton Down Science Park

Porton Down

Wiltshire       SP4 0JQ

or such other address as the Landlord may notify the Tenant from time to time and (unless non-delivery is proved) a notice so sent by post shall be deemed to be given at the time when it ought in due course of post to be delivered at the address to which it is sent

8.5                               The Landlord served on the Tenant on 12th June 2012 a notice in the form set out in Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (the “Order”) and the Tenant acting by ADAM GEORGE has made a declaration dated 18th June 2012 in the form set out in paragraph 7 of Schedule 2 to the Order and the parties hereto agree and declare that the provisions of Sections 24-28 of the Landlord and Tenant Act 1954 shall be excluded in relation to this Agreement

8.5.1                                 Nothing in this Agreement shall release the Tenant from his obligation under statutory requirements for health and safety and the Tenant shall provide written notice to the Landlord of any health or safety hazards associated with equipment materials other substances brought on to the Property or supplied to or used by the Landlord and the Tenant warrants that any equipment materials or substances which the Tenant brings on to the Property are not a safety hazard

8.5.2                                 Without prejudice to the generality of the foregoing the Tenant will comply in all aspects with the provisions of the Construction (Design and Management) Regulations 2007 (“the CDM Regulations”) whenever they shall apply to any works carried out on or in relation to the Property (other than by the Landlord and (without limitation):

8.5.2.1                       the Tenant hereby acknowledges and declares that the Landlord will not be acting as the client in respect of any such works for the purpose of the CDM Regulations

8.5.2.2                       that the Health and Safety Executive will be notified of the works in accordance with the CDM Regulations including (without limitation) notice of the person who is acting as the client in respect of the works

8.5.2.3                to supply the Landlord a copy of such notice

8.5.3                                 The Tenant agrees that any health and safety file required to be prepared pursuant to the CDM Regulations (a “Health and Safety File”) will be prepared in respect of any such works said:

8.5.3.1                       to maintain and update the Health and Safety File as necessary whenever any further works are carried out by or on behalf of the Tenant or any undertenant at the Property and in any event forthwith upon being reasonably required to do so by the Landlord from time to time

8.5.3.2                       at its own cost to make available the Health and Safety File for inspection from time to time by the Landlord and those authorised by it and to supply to the Landlord a copy of the Health and Safety File together (at the Landlord’s cost) with such additional copies as the Landlord shall from time to time request and

8.5.3.3                       at the expiry or sooner determination of the Term to deliver to the Landlord all Health and Safety files and copies thereof relating to the Property which are or which ought to be held by the Tenant

8.6                               If the Property or any part of it is damaged by fire so as to be unfit for occupation or use then the rent payable hereunder or a fair proportion of it (such proportion to be determined by the Landlord) will be suspended until the damage is made good

8.7

8.7.1                               The powers rights matters and discretions granted and reserved to the Landlord in this Lease are also granted and reserved to or exercisable by the Superior Landlord its servants agents or contractors to the extent as may be required under the Superior Lease

8.7.2                                 Nothing in this Lease is to be construed as implying that the Superior Landlord is under any obligation not unreasonably to withhold its consent or approval in respect of any application for consent by the Tenant to the Landlord

8.7.3                                 If the Tenant proposes to do any act or thing for which the consent of the Superior Landlord is required the Tenant shall bear and indemnify the Landlord against the cost of obtaining such consent and all incidental surveyors legal professional or other fees and disbursements

8.8                               Any covenant by the Tenant not to do or omit any thing shall be construed as though the covenant was in addition a covenant not to permit or suffer to be done or omitted that thing

8.9                               The Tenant acknowledges that it has not entered into this Agreement in reliance wholly or partly on any representation made by or on behalf of the Landlord

8.10                        If during the Term any issue concerning the quality of the environment in which the Property is located occurs the parties agree the Tenant will if required to do so by the landlord in writing, vacate the Property and will relocate for alternative premises within the Landlord’s Property that are not materially inferior for the Property upon the following terms:

8.10.1                          the terms of this Agreement will be suspended for the period the Tenant is relocated to such alternative premises;

8.10.2                          the Tenant will enter into an agreement to occupy such alternative premises on substantially similar terms as to this Agreement (including the exclusion of the Landlord and Tenant Act 1954) save as to length of term but which in any event will not continue past 31 July 2013 and rent which shall be the amount agreed by the parties both acting reasonably or in the absence of agreement upon the application of either party to the President for the time being of the Royal Institution of Chartered Surveyors by a suitably qualified surveyor acting as an expert

8.10.3                          Neither party may act unreasonably and will act in good faith towards each other in the implementation of this clause

8.10.4                          If the Tenant has not relocated in accordance with the terms of this clause within six weeks of being requested to do so then this lease will immediately determine without prejudice to the rights of either party against the other in respect of any antecedent breach of the terms of this Agreement

9.                                      Guarantee

9.1                               The Guarantor (if any) hereby guarantees to the Landlord that the Tenant will pay the Rent reserved by and observe and perform all of the covenants and stipulations on the part of the Tenant contained in this Agreement throughout the Term and indemnifies the Landlord against all losses, damages, costs and expenses arising or incurred by the Landlord as a results of the non-payment or non-performance of those obligations on liabilities.

9.2                               The obligations of the Guarantor under this Agreement are a direct, primary and unconditional liability to pay on demand to the Landlord any sum that the Tenant is liable to pay under this Lease without the need for any recourse by the Landlord against the Tenant.

9.3                               If this Agreement is disclaimed by a liquidator or trustee in bankruptcy of the Tenant or the Crown or is forfeited then the Guarantor shall (at the option of the Landlord) accept a new lease of the Property for a term commencing on the date of disclaimer or forfeiture for a term equivalent to the residue which would have remained of the Term if there had been no disclaimer or forfeiture at the same terms and subject to the same terms as this Agreement or shall pay to the Landlord a sum equal to the rent that would have been payable under this Lease but for the disclaimer or forfeiture in respect of the period from the date of the disclaimer or forfeiture until the earlier of date which is [six] months after the date of the disclaimer or forfeiture and the date on which the Property has been re-let by the Landlord.

9.4                               So far as the law allows the obligations of the Guarantor under this Agreement shall not be affected by any act, omission, matter or thing whereby (but for this provision) the Guarantor would be released in whole or part from this Guarantee other than a release by deed given by the Landlord.

THE FIRST SCHEDULE

Part 1

Description of Property

The Property described in the Particulars being part of the Building including:

(i)                                   the whole of any non-structural walls wholly within the Property

(ii)                                the non-structural finishes facings or coverings to the interior of any walls partitions floor slabs or joists and ceiling slabs or joists which bound the Property and to any columns or structural walls therein

(iii)                             the whole of the doors and windows (including door and window glass) fitted in the walls within and which bound the Premises and their frames and fixings

(iv)                            any Conduits therein which exclusively serve the Property

(v)                               any landlords fixtures and fittings within the Property

But excluding:

(a)                                 the structure of any walls partitions floor and ceiling slabs or joists bounding the Property and of the columns or structural walls in the Property except as mentioned in paragraphs (i) and (ii) above

(b)                                 any Conduits other than those exclusively serving the Property

Part 2

Rights Granted to the Tenant

1.                                      The right (in common with the Landlord and all other persons from time to time entitled to the like right) of ingress and egress for the Tenant on foot only to and from the Property and such other parts of Building 114 as the Tenant is entitled to use along and through the common accessways entrance staircases passages and lobbies of Building 114.

2.                                      The right (in common as aforesaid) of passage of gas electricity water and soil from and to the Property through the Conduits now or hereafter running through under or over other parts of the Estate and serving the Property

3.                                      The right (in common as aforesaid) to use such lavatories within the Building as may from time to time be allocated by the Landlord for use by the Tenant

4.                                      The right to park private motor vehicles in such car parking areas in the Estate as shall be designated for the use of tenants on the Estate generally (but without liability to provide any minimum number of such spaces) together with the right (in common with the Landlord and all others now or hereafter authorised in that behalf by the Landlord or otherwise so entitled) of access to and egress from such parking spaces to and from the public highway over and along such roads and tracks on the Estate as may from time to time be designated by the Superior Landlord for that purpose

Part 3

Rights Reserved to the Landlord

(a)                                 the right at all times during the tenancy to use and make connections with all Conduits now or at any time during existing on in or under the Property or any part of it and used for the benefit of any adjoining property of the Landlord or the Superior Landlord and also the right to lay construct maintain and use in or under the Property additional Conduits for the use of such adjoining property with the right to enter upon the Property and to excavate in or under the Property for such purposes or to repair and maintain such services

(b)                                 The right to enter onto the Property with environmental consultants appointed by the Landlord with or without vehicles and appropriate equipment and machinery on giving reasonable notice for the purpose of carrying out ground tests surveys drilling boreholes and examinations (the Landlord making good any damage caused thereby) and specifying the remediation works (if any) required to restore the Property to the state and condition required by the Tenant’s obligations under this Agreement

(c)                                  The right to enter onto the Property at all times with or without machinery and equipment for the purposes referred to in Clause [5.34] above subject to the Landlord making good all damage and causing no necessary interference with the business of the Tenant

(d)                                 The right to grant any wayleave contract easement or licence to any Authority other company or persons with the right to authorised servants and agents of such parties with or without vehicles, animals, machinery and plant to enter upon the Property and carry out their works (subject to the payment of reasonable compensation for damaged, provided that a claim in writing is made by the Tenant to the Landlord within a reasonable time from the occurrence of the damage) together with the benefit of all such contracts, agreements for easements or licences and all rents and other payments reserved.